Exhibit 99.1

American Financial Group Announces Third Quarter Results, Including Outcome of Asbestos & Environmental Study

Cincinnati, Ohio - October 26, 2005 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported a net loss of $26.4 million ($.34 per share) in the 2005 third quarter, reflecting the effect of an after-tax charge of $121.6 million ($1.55 per share) resulting from strengthening reserves for asbestos and other environmental exposures ("A&E") within AFG's run-off operations. Core earnings from operations (described below) were $88.6 million ($1.13 per share) for the third quarter of 2005 and included an after-tax gain of $20.1 million ($.26 per share) from the previously announced sale of Illinois coal reserves. Excluding the effect of the coal property sale, the 2005 third quarter core earnings of $68.5 million ($.87 per share) were 72% above last year's third quarter results of $39.7 million ($.53 per share). This increase reflects primarily improved underwriting results within the specialty property and casualty insurance ("P&C") operations which reported a combined ratio of 93.3%, 6.1 points better than the 2004 period. The 2005 results include $26.0 million ($.33 per share) of after-tax losses from hurricanes Katrina and Rita compared to $22.8 million ($.30 per share) of hurricane losses in the 2004 period.

Core earnings from operations for the first nine months of 2005, excluding the coal property sale, were $209.6 million ($2.68 per share), compared to $148.8 million ($2.00 per share) for the 2004 period. The P&C specialty insurance operations reported a combined ratio of 91.8% for the 2005 nine-month period, an improvement of 3.8 points compared to the 2004 period.

AFG's net earnings for the three and nine month periods of 2004 were $138.2 million ($1.85 per share) and $267.3 million ($3.58 per share), respectively, including an after-tax gain of $134 million ($1.80 per share) relating to the sale of Provident Financial Group shares in its merger with National City Corporation. The 2004 results were reduced by an after-tax charge of $33.8 million ($.45 per share) to increase environmental reserves related to a predecessor's historical railroad operations. Details of the financial results may be found in the accompanying schedules.

AFG presents "Core earnings from operations", a non-GAAP financial measure commonly used in the insurance industry, as a useful measure in addition to the presentation of net earnings. Many investors and analysts focus on this non-GAAP measure which sets aside items that may not be indicative of core operations, such as net realized gains (losses) on investments, discontinued operations (including the A&E charge discussed above), cumulative effect of accounting changes and other non-recurring items. AFG believes that excluding the impact of these items is useful in analyzing operating trends. A reconciliation of this non-GAAP measure to net earnings is included in the accompanying summary of earnings.

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The company continues to focus on increasing shareholders' equity through sales of certain real estate assets. In addition to the recently completed sale of coal property, the company has a definitive agreement to sell its remaining coal interests in Ohio and Pennsylvania. An after-tax gain of approximately $17 million is expected to be recorded in the 2005 fourth quarter for this sale. Furthermore, on October 13, 2005, the company completed the sale of the Driskill Hotel in Austin, Texas. The company expects to recognize an after-tax gain of approximately $9 million, after transaction costs and the write-off of certain deferred annuity acquisition costs associated with the gain recognition. This gain will be included in the company's results in the fourth quarter of 2005. Craig Lindner commented, "The hotel and coal property sales confirm our belief that there is significant unrecognized appreciation in a number of our real estate investments."

Management now expects 2005 core earnings, excluding the benefits from the sales of coal properties and the Driskill Hotel, the A&E charges and any write-off of deferred acquisition costs discussed in the following Business Segment Results, to be between $3.55 and $3.70 per share. It is premature to assess the magnitude of potential losses from Hurricane Wilma. Management's previous guidance was between $3.40 and $3.70 per share. Looking forward, the company expects core earnings in 2006 to be between $3.70 and $4.00 per share.

Business Segment Results

The P&C specialty insurance operations generated an underwriting profit of $43.1 million in the 2005 third quarter, substantially higher than the same quarter last year. The impact of hurricane losses on the combined ratio was about 6 points in both periods. Gross written premiums for the 2005 quarter were approximately 2% lower than the same period a year ago. While certain specialty operations experienced solid volume growth, overall premium levels for the specialty insurance operations continued to be impacted by the moderating rate environment. Overall average rates in the 2005 third quarter were down slightly compared to the same period a year earlier. Net written premiums for the 2005 quarter were 23% above the 2004 period, primarily reflecting increased retention of premiums in the crop insurance business.

The Specialty Insurance Group's underwriting profit for the first nine months of 2005 was $146.9 million, $78.8 million higher than the 2004 period. For the 2005 nine month period, gross written premiums were slightly lower than the same period a year earlier while net written premiums were about 13% higher. Further details of the P&C Specialty operations may be found in the accompanying schedules.

"Our sympathies continue to go out to those who have been affected by the recent hurricanes," stated Carl Lindner III. "As we previously announced, Hurricane Katrina impacted our Specialty Group's underwriting results for the 2005 third quarter, and we experienced some additional losses from Hurricane Rita, but to a much lesser extent. The majority of the losses affected our Property and Transportation and Specialty Financial businesses. However, the overall net losses from these two hurricanes were somewhat comparable to our experience with the four hurricanes that hit the Southeast last year. Due to the risk selection strategy we've been following for several years, we have experienced remarkably modest underwriting impact from some of the worst hurricane seasons on record. "

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"We are excited about the acquisition of Farmers Crop Insurance Alliance which closed on September 30, 2005. This acquisition supports our strategy of building specialty insurance businesses and provides an opportunity to expand one of our very profitable businesses where we have significant experience and unique expertise. As part of our organization, Farmers is continuing to do business in all states where it currently operates and to support its customers' insurance needs."

The Property and Transportation businesses reported a combined ratio of 98.1% for the 2005 third quarter, including 10.8 points for the effect of hurricane losses. The combined ratio for the comparable 2004 period was 99.5% and included 16.6 points of hurricane losses. Excluding the effect of hurricanes in both years, the combined ratio for the 2005 quarter was 4.4 points higher than in the 2004 third quarter, reflecting primarily the exceptionally strong profitability reported by the crop insurance business in the 2004 period. Gross written premiums for the three and nine month periods of 2005 were 6% and 2%, respectively, below the same 2004 periods, resulting primarily from the effect of lower commodity prices earlier in the year which were used to establish crop insurance coverages and lower volume resulting from competitive pricing within the excess property insurance operations. These decreases were partially offset by strong volume growth in the transportation businesses. Net written premiums for the 2005 three and nine month periods grew 69% and 39%, respectively, over the 2004 periods due primarily to considerably lower premiums ceded under reinsurance agreements principally within the crop insurance and inland marine operations. This group's combined ratio for the first nine months of 2005 was comparable to the 2004 period, excluding the effects of hurricane losses in both periods.

The California Workers' Compensation business continued to report strong profitability, reflecting the benefit of the improving claims environment resulting from the workers' compensation reforms enacted in California. As expected, gross written premiums for the 2005 quarter were about 4% below the 2004 quarter resulting from the lower rate environment. Through the first nine months of 2005, gross written premiums grew 2% compared to the 2004 period as solid volume growth and retention more than offset the lower rates. Rate decreases in California, which are responsive to the improving claims environment, averaged about 26% for the 2005 third quarter and 14% through September 30, 2005. The company continues to believe that the current rates are adequate to continue to generate favorable returns.

The Specialty Casualty group reported excellent results for the 2005 third quarter with a combined ratio of 89.4%, 9.3 points better than the comparable 2004 period. This significant improvement is the result of a substantial decrease in unfavorable development within the executive and professional liability operations. In addition, the excess and surplus and targeted markets businesses continued to generate strong underwriting profits. For the first nine months of the year, this group's underwriting profit was $33.7 million, more than double the amount in the 2004 period. For the 2005 three and nine month periods, gross written premiums were 1% and 3%, respectively, below the 2004 periods, reflecting lower volume resulting from softer pricing in many of the commercial casualty markets.

The Specialty Financial group's combined ratio in the third quarter of 2005 included 7.1 points from hurricane losses compared to 2.9 points in the 2004 third quarter. The group's results also continue to be impacted by underwriting losses in the residual value business partly offset by the ongoing strong profitability of the fidelity and crime and financial institutions operations. Gross written premiums for the 2005 third quarter were 16% above the 2004 period as a result of increases in the profitable fidelity and crime and leased equipment lines. Gross written premiums for the first nine months of 2005 were 7% higher than in the 2004 period, including growth in the dealer services and fidelity and crime businesses in the 2005 first quarter. Despite the strong profitability in the lines mentioned, the overall group is not targeted to return to profitability until late 2006 as a result of the slower than expected recovery in our residual value business.

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The Annuity, Supplemental Insurance and Life Group reported core net operating earnings of $22.7 million for the 2005 third quarter compared to $21.1 million for the 2004 third quarter. Core net operating earnings for the first nine months of 2005 were $60.8 million, 14% above the comparable 2004 period, reflecting improved results in this group's annuity and supplemental insurance lines of business. Statutory premiums of $906 million for the first nine months of 2005 were 7% higher than in the same period a year ago as a result of increased sales of single premium annuities. Single premium annuity sales in 2005 include approximately $100 million of fixed annuity premiums from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to the company in the 2005 first quarter. Statutory premiums were about 6% lower in the third quarter of 2005 compared to the same period in 2004, primarily reflecting lower single premium fixed annuity sales, partially offset by higher sales in the supplemental insurance lines.

In the fourth quarter of each year, this group performs a comprehensive review of its major actuarial assumptions, including management's expectation of long-term reinvestment rates. If the current interest rate environment persists through the end of the year, the company may be required to write-off deferred acquisition costs related to its fixed annuity operations. Any such write-off is not expected to have a material impact on the company's liquidity or operations.

A reconciliation of this group's "core net operating earnings", a non-GAAP measure, to net income as well as further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 82% of GFR common stock and a proportional share of its earnings is included in AFG's results.

Asbestos and Environmental Reserve Charge

AFG recently completed a previously announced comprehensive study of its asbestos and environmental exposures relating to the run-off operations of its P&C group. AFG has undertaken periodic reviews of its A&E reserves with the aid of a respected outside actuarial firm and specialty outside counsel. As a result of its study, AFG recorded a 2005 third quarter pre-tax charge of $179 million, net of reinsurance recoverables. This charge resulted in an increase in asbestos reserves of $124 million and environmental and other mass tort reserves of $55 million. At September 30, 2005, AFG's A&E reserves were $475 million, net of reinsurance recoverables. At that date, AFG's three year survival ratio was 21.8 times paid losses for the asbestos reserves and 13.2 times paid losses for the total A&E reserves (16.8 and 10.6 times paid losses, respectively, excluding amounts associated with the 2003 settlement of asbestos related coverage litigation for A.P. Green Industries).

This study reviewed open and closed A&E claims at June 30, 2005. With respect to asbestos, it considered non-products exposure, paid claims history, the pattern of new claims, settlements and projected development. As has been observed by others, the asbestos legal climate remains very difficult to predict. While some progress has been made in state asbestos tort reform, that progress has been somewhat offset by increased claims costs, increased defense costs, the assertion of non-products theories and an increasing number of claims against small to mid-sized insureds.

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The primary driver of the increase in AFG's asbestos reserves is the use by outside actuaries of evolving methodologies, including developing parameters for estimating loss adjustment expenses and reducing reliance on extrapolation techniques. In addition, they have refined their procedure for estimating the potential exposure due under both products and non products claims. In the actuaries' view, this refined approach has increased the company's indicated ultimate losses.

The estimates of industry ultimate losses and AFG's historic premium market share have not changed since the 2001 study. In addition, there has been no significant change in AFG's payment patterns. In the 2005 study, the actuaries are giving additional weight to claims associated with peripheral defendants. While no single claim presents an unduly large exposure, the increase in the number of claims notices from peripheral defendants has increased the projections of future defense cost and loss exposure.

While tort reform is helping in some jurisdictions, the legal climate in many jurisdictions continues to deteriorate, with larger verdict values being experienced. Expanding coverage interpretations by some courts also has led to increased exposure to some policies in certain jurisdictions.

With respect to the environmental claims, the study considered projected exposure at both National Priorities List (NPL) sites and non-NPL sites, historic payment patterns, patterns of new claims, settlements and projected development. The increase in environmental reserves is primarily due to an increase in clean up costs at certain sites above prior expectations and a recent unexpected increase in the number of new accounts that have been reported to the company. In addition, projected development on a handful of accounts exceeded estimates in the previous 2001 study.

This strengthening places AFG at a reserve level that is among the industry's strongest when measured by traditional three year survival ratio measurements. The company has sufficient capital to address this reserve strengthening without having to raise additional funds. Furthermore, its financial leverage remains below 30% and is expected to meet management's goal of 28% in the near future. Management projects continuing strong liquidity and expects to have in excess of $100 million in parent company cash at year-end.

Establishing reserves for A&E claims relating to policies and participations in reinsurance treaties and former operations is subject to uncertainties that are significantly greater than those presented by other types of claims. Estimating ultimate liability for asbestos claims presents a unique and difficult challenge to the insurance industry due to, among other things, inconsistent court decisions, an increase in bankruptcy filings as a result of asbestos-related liabilities, novel theories of coverage, and judicial interpretations that often expand theories of recovery and broaden the scope of coverage. The casualty insurance industry is engaged in extensive litigation over these coverage and liability issues as the volume and severity of claims against asbestos defendants continue to increase. While management believes that AFG's reserves for A&E claims are a reasonable estimate of ultimate liability for such claims, actual results may vary materially from the amounts currently recorded due to the difficulty in predicting the number of future claims, the impact of recent bankruptcy filings, and unresolved issues such as whether coverage exists, whether policies are subject to aggregate limits on coverage, whether claims are to be allocated among triggered policies and implicated years, and whether claimants who exhibit no signs of illness will be successful in pursuing their claims.

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About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental insurance and life products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in mortality and morbidity, competitive pressures, including the ability to obtain rate increases, and changes in debt and claims paying ratings.

Conference Call

The company will hold a conference call to discuss 2005 third quarter results at 11:30 a.m. (ET) today. Toll-free telephone access will be available by dialing 866-271-6130 (International dial in 617-213-8894). Please dial in five to ten minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 1:30 p.m. (ET) today until 8:00 p.m. on November 2, 2005. To listen to the replay, dial 888-286-8010 (International dial in 617-801-6888) and provide the confirmation code 37646325. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.
Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.afginc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)
	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Operating revenues	$1,082.1	$ 926.6	$2,991.5	$2,656.0
Costs and expenses	936.3	867.2	2,621.1	2,433.6
	145.8	59.4	370.4	222.4
Related income taxes	57.2	19.7	140.7	73.6
Core earnings from
Operations (a)	88.6	39.7	229.7	148.8

Other items, net of tax:
Realized investment gains	6.6	140.2(b)	14.7	163.4(b)
A&E charges (c)	(121.6)	(33.8)	(121.6)	(33.8)
Other	-	(4.1)	(4.7)	(5.5)
Cumulative effect of accounting
Changes(d)	-	(3.8)	-	(5.6)

Net earnings	$ (26.4)	$ 138.2	$ 118.1	$ 267.3

Diluted Earnings (Loss) per Common Share:
Core from operations (a)	$ 1.13	$ .53	$ 2.94	$ 2.00
Realized investment gains	.08	1.87(b)	.18	2.19(b)
A&E charges (c)	(1.55)	(.45)	(1.55)	(.46)
Other	-	(.05)	(.06)	(.07)
Cumulative effect of accounting
Changes (d)	-	(.05)	-	(.08)

Net earnings	$ (.34)	$ 1.85	$ 1.51	$ 3.58

Average number of Diluted Shares	78.7	74.8	78.3	74.6

  Reflects 2005 3rd quarter losses from hurricanes of $26.0 million ($.33 per share) and a gain of $20.1 million ($.26 per share) on the sale of coal property and 2004 3rd quarter losses of $22.8 million ($.30 per share) from four hurricanes.

Core earnings from operations, excluding coal sale	$ 68.5	$ 39.7	$ 209.6	$ 148.8
Core earnings per share	$ .87	$ .53	$ 2.68	$ 2.00

  Includes $134 million ($1.80 per share) gain on the Provident Financial Group investment related to the merger with National City.

  Includes 2005 charges of $116.5 million ($1.49 per share) for the P&C A&E loss reserve strengthening and $5.1 million ($.06 per share) for environmental reserve strengthening related to a subsidiary's former manufacturing operations, and a 2004 charge for the settlement of environmental litigation related to a predecessor's historical railroad operations.

  Reflects the implementation of an accounting change in the third quarter related to utilizing the equity method of accounting for investments in limited liability companies as required by EITF 03-16, and in the first quarter related to long duration contracts mandated by Statement of Position 03-1.

	September 30,	December 31,
Selected Balance Sheet Data:	2005	2004
Total Cash and Investments	$16,254	$15,637
Long-term Debt	$ 1,017	$ 1,029
Payable to Subsidiary Trusts (Issuers of Preferred Securities)	$ 78	$ 78
Shareholders' Equity	$ 2,403	$ 2,431

Book Value Per Share	$ 31.02	$ 31.72
Book Value Per Share (Excluding unrealized gains on fixed maturities)	$ 30.21	$29.35
Common Shares Outstanding	77.5	76.6

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)
	Three months ended September 30,		Pct. Change	Nine Months ended September 30,		Pct. Change
	2005	2004		2005	2004

Gross written premiums	$1,080	$1,106	(2%)	$2,826	$2,849	(1%)

Net written premiums	$ 692	$ 560	23%	$1,900	$1,686	13%

Ratios (GAAP):
Loss & LAE ratio	65.4%	72.3%		63.8%	66.4%
Expense ratio	27.8%	26.9%		27.9%	29.0%
Policyholder dividend ratio	.1%	.2%		.1%	.2%

Combined Ratio (a)	93.3%	99.4%		91.8%	95.6%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 497	$ 528	(6%)	$1,087	$1,106	(2%)
Specialty Casualty	360	364	(1%)	1,081	1,116	(3%)
Specialty Financial	133	115	16%	368	343	7%
California Workers' Compensation	94	97	(4%)	290	284	2%
Other	(4)	2	n/a	-	-	n/a
	$1,080	$1,106	(2%)	$2,826	$2,849	(1%)

Net Written Premiums:
Property & Transportation	$ 291	$ 172	69%	$ 729	$ 525	39%
Specialty Casualty	192	190	1%	567	582	(2%)
Specialty Financial	108	91	18%	295	277	6%
California Workers' Compensation	85	87	(4%)	261	252	3%
Other	16	20	(17%)	48	50	(4%)
	$ 692	$ 560	23%	$1,900	$1,686	13%

Combined Ratio (GAAP):
Property & Transportation	98.1%	99.5%		88.7%	90.0%
Specialty Casualty	89.4%	98.7%		93.9%	97.4%
Specialty Financial	110.1%	105.2%		107.8%	102.5%
California Workers' Compensation	66.7%	89.7%		75.5%	91.5%

Aggregate Specialty Group	93.3%	99.4%		91.8%	95.6%

  Excludes discontinued operations. For the three and nine month periods, includes 6.2 points and 2.3 points, respectively for the effect of losses from hurricanes in 2005, and 6.4 points and 2.3 points, respectively, for the effect of losses from hurricanes in 2004.

Supplemental Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages. The combined ratio includes the effect of hurricane losses for the 2005 three and ninth month periods of 10.8 points and 4.6 points, respectively, and for the 2004 three and nine month periods of 16.6 points and

  6.3 points, respectively.

  Specialty Casualty includes primarily excess and surplus, general liability,

  executive and professional liability and customized programs for small to mid-sized businesses.

  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity products and trade credit insurance. The combined ratio includes the effect of hurricane losses for the 2005 three and ninth month periods of 7.1 points and 2.4 points, respectively, and for the 2004 three and nine month periods of 2.9 points and .9 points, respectively.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes an internal reinsurance facility and discontinued lines.